WEINGARTEN REALTY INVESTORS
                    ANNOUNCES RECORD FOURTH QUARTER EARNINGS,
                           INCREASES DIVIDEND 6.4% AND
                      DECLARES A 3 FOR 2 COMMON SHARE SPLIT

Houston, Texas, February 23, 2004: Weingarten Realty Investors (NYSE:WRI) announced today the results of its fourth quarter and year ended December 31, 2003. The highlights included:
(All per share amounts reflect the Company's 3 for 2 share split effective April 15, 2002, but not the share split occurring in 2004 discussed herein, unless otherwise noted.)

     - Rental revenues for the fourth quarter 2003 increased to $110.0 million as compared to $94.7 million for the same period of 2002, a 16.2% increase. For the year ended 2003, rental revenues increased to $410.5 million as compared to $356.9 million for 2002, a 15.0% increase;

     - Funds from Operations (FFO) for the fourth quarter on a diluted basis totaled $50.7 million, or $.91 per share, excluding a non-cash charge of $2.7 million, or $.05 per share, for original issuance costs related to the Company's Series B Cumulative Redeemable Preferred Shares, which were redeemed during the quarter. This represents an increase of 12.4%, or 8.3% on a per share basis, over FFO of $45.1 million, or $.84 per share, for the same period in 2002. For the year ended December 31, 2003, Weingarten generated diluted FFO of $189.2 million, or $3.48 per share, excluding a non-recurring and non-cash charge of $5.2 million, or $.10 per share, for original issuance costs related to the Company's Series A and B Cumulative Redeemable Preferred Shares. This compares to $174.0 million, or $3.26 per share, of FFO in 2002, an increase of 8.7%, or 6.7% per share. Including the $.10 non-cash charge, reported FFO was $3.38 per diluted share for the year ending December 31, 2003;

     - Diluted net income available to common shareholders for the fourth quarter 2003 totaled $24.2 million, or $.43 per share, as compared to $27.5 million, or $.51 per share, for the fourth quarter 2002. For the year 2003, diluted net income available to common shareholders was $100.9 million as compared to $114.5 million for 2002, or $1.86 per share as compared to $2.15 per share for 2002. Net income available to common shareholders during 2003 was also affected by the non-recurring, non-cash 2003 charge of $5.2 million, or $.10 per share, related to the original issuance costs associated with the preferred shares as discussed above. In addition, net income for the year 2002 benefited from gains of $19.7 million on the sale of properties as compared to a smaller gain of $6.8 million in 2003;

     - Acquisitions and new development projects in 2003 added 5.4 million square feet to the portfolio, which, net of dispositions during the year, brings the total portfolio to 43.1 million square feet. These acquisitions and new developments represent a total investment of $477.8 million during 2003;

     - The Board of Trust Managers increased the cash dividend for 2004 to $.6225 per common share, up from $.585 per common share paid in 2003, a 6.4% increase. The dividend is payable on March 15, 2004 to shareholders of record on March 5, 2004; and

     - The Board of Trust Managers also declared a 3 for 2 common share split effective in the form of a fifty percent common share dividend to shareholders of record March 16, 2004, payable March 30, 2004.

In recapping the year 2003, Drew Alexander, President and Chief Executive Officer, stated, "Through our successful execution of hands-on leasing and management of our properties, and our disciplined growth through selective acquisitions and new developments, we have once again increased our FFO as well as our dividend payment to common shareholders, something we have accomplished each of the 18 years since our initial public offering. Additionally, Weingarten provided a total return for the year (share price appreciation and dividends, assuming quarterly dividend reinvestment) of 27.2% for our shareholders. This represents our second consecutive year of total returns in excess of 20%. Moreover, throughout the 18 years we have been a publicly-traded company, we have generated for our shareholders a compound total annual return of 14.4%."

Alexander noted that the Company purchased 16 shopping centers and 5 industrial properties during 2003, comprising 4.5 million square feet, and representing a total investment of $413.8 million with a weighted average stabilized return of 8.3%. These purchases included six properties in Florida, four each in Georgia and Texas, two in California, one each in Colorado, Illinois and North Carolina, and two in the state of Utah, which the Company expanded successfully into in the latter part of the year. Utah represents Weingarten's 19th state, and was a logical expansion given the Company's geographic footprint in the southern part of the United States from coast to coast.

With respect to new development, Weingarten completed twelve projects during 2003 totaling 1.1 million square feet, representing an investment of $151.1 million. These properties are 97.5% leased and have a stabilized return of over 10%. Weingarten currently has 13 shopping centers in various stages of development. These projects will add 944,000 square feet to the portfolio with a total investment upon completion of $129.0 million, and are 83.8% leased. The developments are located in Nevada, Arizona, Utah, Colorado, Texas and Louisiana, and the Company anticipates that the majority of them will come on-line during 2004.

Continuing its strategy of selling assets that no longer meet its ownership criteria, the Company disposed of eight properties during the year. These property sales represented a total of 404,000 square feet and provided proceeds of $17.9 million, generating a gain of $6.5 million.

Alexander commented, "Weingarten's portfolio of neighborhood and community shopping centers remains extremely stable primarily due to the nature of our retailers which provide basic, everyday consumer necessities. In fact, the vast majority of our shopping centers are anchored by either a supermarket or a national discount department store such as Wal-Mart or Target. Combined with convenient locations, attractive and well-maintained properties, high quality retailers and a strong tenant mix, this ensures the long-term success of our merchants and the viability of our portfolio."

Alexander noted that the Company's occupancy levels have remained above 90% for the 54 years it has been in business, and with current levels of leasing activity and other factors, management anticipates the upward trend in occupancy to continue throughout 2004. Occupancy in the portfolio increased as compared to prior periods as follows:



Property Type     December 31, 2003   September 30, 2003   December 31, 2002
----------------  ------------------  -------------------  ------------------
Shopping Centers        93.5%                93.1%               92.5%
----------------  ------------------  -------------------  ------------------
Industrial              92.4%                91.0%               88.7%
----------------  ------------------  -------------------  ------------------
   Total                93.3%                92.6%               91.7%
----------------  ------------------  -------------------  ------------------


The Company reported the completion of 1,215 new leases or renewals for the year totaling 6.7 million square feet. According to Mr. Alexander, the Company enjoyed outstanding leasing activity in 2003, increasing rental rates an average of 9.2% on a same space basis. Net of capital costs, the average increase in rental rates was 5.1%.

Alexander further reported that the Company was extremely active in the financing arena during the year. On May 5, 2003, Weingarten redeemed its $75 million 7.44% Series A Cumulative Redeemable Preferred Shares. The redemption of these shares was financed by the issuance of three million depositary shares representing $75 million of 6.75% Series D Cumulative Redeemable Preferred Shares. The net effect of these preferred share transactions will be a savings to the Company and its shareholders of over $500,000 annually.

On October 9, 2003, Weingarten sold 1,150,000 common shares of beneficial interest at $45.50 with net proceeds from the offering of $50.9 million, and on November 19, 2003, an additional 1,000,000 common shares were sold at $45.70 with net proceeds of $44.5 million. The proceeds from these offerings were used primarily to redeem the Company's 7.125% Series B Cumulative Redeemable Preferred Shares. This redemption was completed on December 19, 2003.

On several occasions throughout the year, the Company issued medium term notes in order to take advantage of the continued low interest rate environment. The result was the issuance of $211 million of medium term notes with a weighted average maturity of 10.7 years and a weighted average interest rate of 5.2%. Net proceeds from these transactions were used to pay down similar amounts outstanding under the Company's revolving credit facility, where the interest rate averaged 2.3% during 2003. Locking in these attractive long-term rates also reduced Weingarten's exposure to floating-rate debt to 19.7% of total debt as of December 31, 2003. Alexander noted that these transactions have a short-term negative impact on Weingarten's cost of debt, but that this disciplined strategy is deemed prudent as insurance against rising interest costs and provides an all-important matching of long-term liabilities with the significant amount of long-term assets purchased during the year.

Alexander commented, "All of the aforementioned financing transactions were executed in accordance with our strategy of maintaining a strong, conservative capital structure which provides constant access to a variety of capital sources. The strength of our balance sheet is further evidenced by our debt ratings of "A" by Standard and Poor's and "A3" by Moody's rating services, the highest combined ratings of any public REIT."

In addition to the 3 for 2 common share split discussed above, Weingarten's quarterly cash dividend on its common shares of beneficial interest increased by 6.4%, or $.0375 per share (pre-2004 split), to $.6225 per share from $.585 per share. This represents a $2.49 annualized dividend, which converts, post-2004 split, to $1.66 per share annual dividend, or $.415 per share quarterly. The common dividend payments made in 2003 represented a 69% payout of FFO.
Including the preferred dividends paid, the Company retained over $40 million to reinvest toward future growth through its acquisition and new development programs.

The Board of Trust Managers declared dividends on the Company's two series of preferred shares. The 7.0% Series C Cumulative Redeemable Preferred Shares (NYSE:WRIPrC) dividend of $.875 per share, and the depositary shares of 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE: WRIPrD) dividend of $.4219 per share, are both payable on March 15, 2004 to shareholders of record on March 5, 2004.

Mr. Alexander concluded by saying, "2004 is already shaping up to be another outstanding year for Weingarten Realty Investors. We have already closed three acquisitions totaling 389,500 square feet with a total investment of $71.5 million, and our acquisitions program remains strong with numerous outstanding properties totaling almost $300 million in our pipeline. Of course, each of these potential acquisitions is still subject to our stringent due diligence process and, therefore, there is no assurance that we will close on all of these opportunities. So far in 2004, we have issued $150 million of medium term notes with 10-year maturities and a weighted average interest rate of 5.1%. This has further reduced our variable-rate debt to 12.9% of total debt. Among our goals for 2004 are the investment of approximately $400 million through our acquisitions program and the investment of between $50 and $75 million for new development properties. We are cautiously optimistic that, through these efforts, as well as the growth of our existing portfolio through increased occupancy and rental rates, we will produce FFO of $3.71 - $3.77 (pre-2004 split) per diluted share, or $2.47 - $2.51 on a post-split basis, during 2004."

The Company announced that it will host a live webcast of its quarterly conference on Monday, February 23, 2004 at 10:00 AM Central Time. A replay of the call will be available for 24 hours following the live call, and can be heard by dialing (877) 519-4471, reservation #4224372. The webcast can also be accessed via the Company's website at www.weingarten.com, and will be archived
                                      ------------------
there for approximately 90 days.

Weingarten Realty Investors is a Houston, Texas based real estate investment trust with 330 income-producing and new development properties in 19 states that span the southern half of the United States from coast to coast. Included in the portfolio are 269 neighborhood and community shopping centers and 61 industrial properties aggregating 43.5 million square feet. The Company's common shares are listed on the New York Stock Exchange, trading under the symbol "WRI".
                                        #
Please visit Weingarten's web site at www.weingarten.com
                                      ------------------

Statements included herein that state the Company's or Management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.


                                                      FINANCIAL STATEMENTS
                                                   WEINGARTEN REALTY INVESTORS
                                            (in thousands, except per share amounts)


                                                                  Three Months Ended       Twelve Months Ended
STATEMENTS OF CONSOLIDATED INCOME AND                                December 31,               December 31,
FUNDS FROM OPERATIONS                                              2003        2002          2003        2002
                                                                     (Unaudited)                (Unaudited)
                                                                ----------------------    ----------------------
Rental Income. . . . . . . . . . . . . . . . . . . . . . . . .  $ 109,967   $  94,669     $ 410,490   $ 356,887
Interest Income. . . . . . . . . . . . . . . . . . . . . . . .        311         353         1,594       1,054
Other Income . . . . . . . . . . . . . . . . . . . . . . . . .      1,320       1,098         7,076       5,146
                                                                ----------  ----------    ----------  ----------
           Total Revenues. . . . . . . . . . . . . . . . . . .    111,598      96,120       419,160     363,087
                                                                ----------  ----------    ----------  ----------
Depreciation and Amortization. . . . . . . . . . . . . . . . .     27,302      22,076        94,108      77,822
Interest Expense . . . . . . . . . . . . . . . . . . . . . . .     26,176      17,273        88,871      65,863
Operating Expense. . . . . . . . . . . . . . . . . . . . . . .     18,144      14,924        65,022      55,232
Ad Valorem Taxes . . . . . . . . . . . . . . . . . . . . . . .     12,158      11,503        47,553      44,076
General and Administrative Expense . . . . . . . . . . . . . .      3,694       2,498        13,820      11,148
Loss on Early Redemption of Preferred Shares . . . . . . . . .      2,739                     2,739
                                                                ----------  ----------    ----------  ----------
           Total Expenses. . . . . . . . . . . . . . . . . . .     90,213      68,274       312,113     254,141
                                                                ----------  ----------    ----------  ----------
Operating Income . . . . . . . . . . . . . . . . . . . . . . .     21,385      27,846       107,047     108,946
Equity in Earnings of Joint Ventures . . . . . . . . . . . . .      1,222       1,015         4,743       4,043
Income Allocated to Minority Interests . . . . . . . . . . . .       (400)     (1,916)       (2,723)     (3,553)
Gain on Sale of Properties . . . . . . . . . . . . . . . . . .        714         188           714         188
                                                                ----------  ----------    ----------  ----------
Income Before Discontinued Operations. . . . . . . . . . . . .     22,921      27,133       109,781     109,624
                                                                ----------  ----------    ----------  ----------
Operating Income From Discontinued Operations. . . . . . . . .          4         244           460       2,771
Gain on Sale of Properties . . . . . . . . . . . . . . . . . .      1,811       4,314         6,039      19,472
                                                                ----------  ----------    ----------  ----------
           Income from Discontinued Operations . . . . . . . .      1,815       4,558         6,499      22,243
                                                                ----------  ----------    ----------  ----------
Net Income . . . . . . . . . . . . . . . . . . . . . . . . . .     24,736      31,691       116,280     131,867
Less:  Preferred Dividends . . . . . . . . . . . . . . . . . .      1,266       4,939        15,912      19,756
       Original Issuance Costs associated with Redeemed
         Series A Preferred Shares . . . . . . . . . . . . . .                                2,488
                                                                ----------  ----------    ----------  ----------
Net Income Available to Common Shareholders--Basic . . . . . .  $  23,470   $  26,752     $  97,880   $ 112,111
                                                                ==========  ==========    ==========  ==========
Net Income Per Common Share--Basic . . . . . . . . . . . . . .  $    0.44   $    0.51     $    1.86   $    2.16
                                                                ==========  ==========    ==========  ==========
Net Income Available to Common Shareholders--Diluted . . . . .  $  24,163   $  27,500     $ 100,920   $ 114,499
                                                                ==========  ==========    ==========  ==========
Net Income Per Common Share--Diluted . . . . . . . . . . . . .  $    0.43   $    0.51     $    1.86   $    2.15
                                                                ==========  ==========    ==========  ==========


Funds from Operations:
Net Income Available to Common Shareholders. . . . . . . . . .  $  23,470   $  26,752     $  97,880   $ 112,111
Depreciation and Amortization. . . . . . . . . . . . . . . . .     25,395      19,949        86,913      74,870
Depreciation and Amortization of Unconsolidated Joint Ventures        583         491         1,940       1,985
Gain on Sale of Properties . . . . . . . . . . . . . . . . . .     (2,527)     (3,456)       (6,765)    (18,614)
Gain on Sale of Properties of Unconsolidated Joint Ventures. .                                 (508)
                                                                ----------  ----------    ----------  ----------
Funds from Operations--Basic . . . . . . . . . . . . . . . . .  $  46,921   $  43,736     $ 179,460   $ 170,352
                                                                ==========  ==========    ==========  ==========
Funds from Operations Per Common Share--Basic. . . . . . . . .  $    0.87   $    0.84     $    3.42   $    3.28
                                                                ==========  ==========    ==========  ==========
Funds from Operations--Diluted . . . . . . . . . . . . . . . .  $  47,914   $  45,092     $ 184,014   $ 173,996
                                                                ==========  ==========    ==========  ==========
Funds from Operations Per Common Share--Diluted. . . . . . . .  $    0.86   $    0.84     $    3.38   $    3.26
                                                                ==========  ==========    ==========  ==========
Weighted Average Shares Outstanding--Basic . . . . . . . . . .     53,740      52,034        52,534      51,911
                                                                ==========  ==========    ==========  ==========
Weighted Average Shares Outstanding--Diluted . . . . . . . . .     55,550      53,890        54,383      53,360
                                                                ==========  ==========    ==========  ==========





                                                                   December 31,    December 31,
                                                                       2003            2002
CONSOLIDATED BALANCE SHEETS                                        (Unaudited)      (Audited)
                                                                  -------------    -------------
Property . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  3,200,091     $  2,695,286
Accumulated Depreciation . . . . . . . . . . . . . . . . . . . .      (527,375)        (460,832)
Investment in Real Estate Joint Ventures . . . . . . . . . . . .        32,742           28,738
Notes Receivable . . . . . . . . . . . . . . . . . . . . . . . .        36,825           14,747
Unamortized Debt and Lease Costs . . . . . . . . . . . . . . . .        70,895           48,377
Accrued Rent and Accounts Receivable, net. . . . . . . . . . . .        43,368           38,156
Cash and Cash Equivalents. . . . . . . . . . . . . . . . . . . .        20,255           27,420
Other Assets . . . . . . . . . . . . . . . . . . . . . . . . . .        46,993           31,997
                                                                  -------------    -------------
                      Total Assets . . . . . . . . . . . . . . .  $  2,923,794     $  2,423,889
                                                                  =============    =============

Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  1,810,706     $  1,330,369
Preferred Shares Subject to Mandatory Redemption . . . . . . . .       109,364
Accounts Payable and Accrued Expenses. . . . . . . . . . . . . .        79,686           81,488
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        52,671           23,636
                                                                  -------------    -------------
            Total Liabilities. . . . . . . . . . . . . . . . . .     2,052,427        1,435,493
                                                                  -------------    -------------

Minority Interest. . . . . . . . . . . . . . . . . . . . . . . .        49,804           54,983
                                                                  -------------    -------------

Preferred Shares of Beneficial Interest. . . . . . . . . . . . .            90              263
Common Shares of Beneficial Interest . . . . . . . . . . . . . .         1,632            1,559
Capital Surplus. . . . . . . . . . . . . . . . . . . . . . . . .       993,570        1,082,046
Accumulated Dividends in Excess of Net Income. . . . . . . . . .      (173,378)        (147,853)
Accumulated Other Comprehensive Loss . . . . . . . . . . . . . .          (351)          (2,602)
                                                                  -------------    -------------
            Total Shareholders' Equity . . . . . . . . . . . . .       821,563          933,413
                                                                  -------------    -------------
                      Total Liabilities and Shareholders' Equity  $  2,923,794     $  2,423,889
                                                                  =============    =============
